EXHIBIT 99.1
------------



JONES LANG LASALLE                                    NEWS RELEASE

Real value in a changing world


Contact:    Lauralee Martin
Title:      Chief Operating and Financial Officer
Phone:      +1 312 228 2073


                JONES LANG LASALLE REPORTS THIRD QUARTER 2008
                 NET INCOME OF $15 MILLION, $0.43 PER SHARE

                     Strong Americas Performance Driven
                by Staubach Merger and Corporate Outsourcing

CHICAGO, OCTOBER 28, 2008 - JONES LANG LASALLE INCORPORATED (NYSE: JLL), the leading integrated financial and professional services firm specializing in real estate, today reported net income on a U.S. GAAP basis of $15 million, or $0.43 per diluted share of common stock, for the quarter ended September 30, 2008, compared with net income of $47 million, or $1.38 per share, for the third quarter of 2007. On a year-to-date basis, 2008 net income was $42 million, or $1.25 per share, compared with net income of $152 million, or $4.50 per share in 2007. Included in the firm's year-to-date 2007 results was a significant second-quarter transaction advisory fee earned in the Asia Pacific Hotels business. Operating income for the third quarter of 2008 was $33 million, compared with $65 million for the prior year, and on a year-to-date basis, operating income was $80 million in 2008 and $202 million in 2007. The firm's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the 2008 third quarter and year to date were $62 million and $139 million, respectively.

----------------------------------------------------------------------

THIRD QUARTER 2008 HIGHLIGHTS:

..     Americas revenue grew 35 percent driven by Staubach merger, corporate outsourcing activity and organic leasing growth

..     LaSalle Investment Management's advisory fees increased 12 percent

..     EBITDA of $62 million, up from $55 million in the second
      quarter of 2008

..     Semi-annual dividend declared

----------------------------------------------------------------------

Included in the firm's results were two significant acquisitions completed in 2008 - Kemper's and The Staubach Company. Third-quarter results included $9 million of intangible amortization and $2 million of integration costs from these two acquisitions. Also included in the third-quarter results were severance charges of $8 million, taken primarily in EMEA, in response to the credit markets' impact on transaction levels. These costs resulted from the need to reduce staffing levels to reflect lower anticipated revenue in certain businesses. Integration costs for the acquisitions, as well as severance charges, are reported as Restructuring Charges in the third quarter.





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JONES LANG LASALLE REPORTS THIRD QUARTER 2008
NET INCOME OF $15 MILLION, $0.43 PER SHARE -- Page 2



Revenue increased in the third quarter of 2008 by 8 percent compared with 2007, to $677 million, despite significant revenue decreases in Capital Markets and Hotels for the period. Transaction Services revenue growth was driven by Leasing, which increased 45 percent to $192 million. The strong growth in Leasing resulted from the addition of The Staubach Company in the third quarter, as well as organic growth; all regions reported Leasing revenue growth compared with a year ago. Excluding Capital Markets and Hotels, Transaction Services revenue increased by 28 percent over 2007, to $276 million, for the third quarter. Management Services revenue increased 23 percent to $226 million for the third quarter, with all operating regions achieving revenue growth. LaSalle Investment Management's Advisory fees increased 12 percent over the prior year to $71 million while Incentive fees increased 5 percent to $6 million.

For the first nine months of 2008, revenue increased to $1.9 billion, 6 percent over the prior year, despite a year-over-year revenue decrease in Capital Markets and Hotels of $154 million and the additional effect of the 2007 Asia Pacific Hotels advisory fee. Factors driving year-to-date performance were similar to those experienced in the third quarter. The current revenue contribution from acquisitions completed in the last 12 months was $85 million and $155 million for the 2008 third quarter and year to date, respectively.

"Strong performance in the Americas region and LaSalle Investment Management, together with the success of our recent Staubach and Kemper's acquisitions, combined to mitigate the effects of the ongoing crisis in worldwide capital markets," said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. "Our acquisition integrations are proceeding well, and our merged teams have begun to win new business together," Dyer continued.

Operating expenses increased 15 percent for the quarter and year to date, to $644 million and $1.8 billion, respectively. Operating costs in the first nine months increased across all segments, principally due to costs of acquisitions closed in the last 12 months. Specifically, Kemper's and The Staubach Company, which closed in quarters two and three, respectively, added to the firm's cost structure. Year-to-date 2008 operating expenses, including integration and intangible amortization, from the 16 acquisitions completed in the last 12 months, were $96 million for the third quarter and $162 million year to date, which were not reflected in the firm's 2007 results.

Restructuring Charges of $10 million for the quarter ended September 30, 2008, include $8 million of severance across the business but principally in EMEA, to adjust the size of the firm's platform for current and expected market conditions, and $2 million of integration costs incurred in migrating Kemper's and The Staubach Company into Jones Lang LaSalle. These costs are excluded from segment operating results, however, are included for consolidated reporting.


DIVIDEND AND BALANCE SHEET

The firm announced that its Board of Directors declared a semi-annual dividend of $0.25 per share of its common stock. This represents a 50 percent reduction from the dividend previously paid. The new dividend level reflects the firm's desire to prudently manage its balance sheet given the overall uncertainty in the global markets. The dividend payment will be made on Monday, December 15, 2008, to holders of record at the close of business on Friday, November 14, 2008. A dividend-equivalent will also be paid on unvested shares of restricted stock units.





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JONES LANG LASALLE REPORTS THIRD QUARTER 2008
NET INCOME OF $15 MILLION, $0.43 PER SHARE -- Page 3



During the third quarter, the firm increased its bank credit facilities from $575 million to $875 million in connection with the Staubach merger.
The credit facilities have a maturity of June 2012.   The firm's
outstanding debt on these credit facilities at September 30, 2008, was $543
million.   The maximum Leverage Ratio, as defined in the firm's credit agreements with its bank group, is 3.25X, and the firm's ratio at September
30, 2008, was significantly below this threshold.   Included in debt for
the calculation of the Leverage Ratio is the present value of deferred business acquisition obligations and included in Adjusted EBITDA (as defined in the credit agreements) are an add back for stock compensation expense and the EBITDA of acquired companies, including Staubach, earned prior to acquisition.


BUSINESS SEGMENT THIRD QUARTER PERFORMANCE HIGHLIGHTS

INVESTOR AND OCCUPIER SERVICES

..     In the AMERICAS region, revenue for the third quarter of 2008 was
      $254 million, an increase of 35 percent over the same period last year. For the first nine months of 2008, revenue was $618 million, an increase of 20 percent. Excluding the impact of lower revenue from Capital Markets and Hotels, which decreased from 2007 by $8 million or 28 percent for the quarter, and by $31 million or 42 percent year to date, as well as the Staubach acquisition, Americas third-quarter and year-to-date revenues were $187 million and $528 million, representing increases of 17 percent and 20 percent over the prior year, respectively.

      Management Services revenue increased 27 percent over the prior year third quarter to $111 million, and 21 percent year to date to $294 million. Transaction Services revenue increased 44 percent for the quarter to $134 million, and 20 percent year to date to $302 million. Transaction Services revenue excluding Capital Markets and Hotels increased 75 percent in the third quarter, primarily from the impact of Staubach, and for the first nine months of 2008 grew 46 percent primarily as a result of increased leasing activity developed organically and through the Staubach acquisition. The region's total Leasing revenue in the third quarter, including both Tenant Representation and Agency Leasing, increased 80 percent, to $98 million, up from $54 million in the same period last year. On a year-to-date basis, Leasing revenue increased 46 percent to $215 million, compared with 2007. Excluding Staubach's contribution, Leasing revenue increased 10 percent and 21 percent in the quarter and year to date, respectively, from the comparable periods last year. Additionally, the firm's Mexico and South America businesses contributed strong revenue increases in the quarter.

      The Corporate Solutions business in the Americas, which provides comprehensive outsourcing services including transactions, project development and integrated facility management, grew 26 percent in the quarter and 30 percent year to date as compared with the same periods in 2007. The trend toward corporate outsourcing of real estate services continues to build as clients assess their operating costs and look for potential savings.

      Operating expenses were $237 million for the third quarter of 2008, an increase of 41 percent, and $590 million year to date, an increase of 26 percent over the prior year. Excluding the impact of Staubach, operating expenses increased 8 percent for the quarter and 14 percent year to date.




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JONES LANG LASALLE REPORTS THIRD QUARTER 2008
NET INCOME OF $15 MILLION, $0.43 PER SHARE -- Page 4



      The region's EBITDA for the 2008 third quarter and year to date was $34 million and $59 million, respectively. Second-quarter 2008 EBITDA was $18 million.

..     EMEA's third-quarter revenue was $209 million, a decrease of
      7 percent from the prior year, while year-to-date revenue was $628 million, an increase of 5 percent over 2007. Excluding the impact of Capital Markets and Hotels, third-quarter revenue grew 18 percent and year-to-date revenue increased 34 percent compared with 2007. The current revenue contribution from seven acquisitions closed in the last 12 months was $28 million and $63 million for the 2008 third quarter and year to date, respectively.

      Management Services revenue grew 42 percent for the third quarter and 53 percent for the first nine months of 2008. The acquisition of a French project development services firm in the fourth quarter of 2007 largely contributed to this increase. Transaction Services revenue excluding Capital Markets and Hotels increased 5 percent for the third quarter and 26 percent for the first nine months of 2008. Leasing revenue increased over the prior year for both the third quarter and year to date by 26 and 25 percent, respectively. Advisory Services revenue, which is included in Transaction Services, decreased 10 percent for the third quarter yet remains up 22 percent year to date over the prior year.

      Operating expenses for the third quarter decreased 4 percent to $203 million, and increased 13 percent to $627 million for the first nine months of 2008 compared with 2007, primarily due to the impact of acquisitions. The seven acquisitions completed in the last 12 months added $30 million of incremental operating expenses, including integration and amortization, in the third-quarter results, and $64 million year to date.

      The region's EBITDA for the 2008 third quarter and year to date was $14 million and $22 million, respectively. Second-quarter 2008 EBITDA was $9 million.

..     Revenue for the Asia Pacific region was $133 million for the third quarter of 2008, compared with $134 million in 2007, and $392 million for the first nine months of 2008, compared with $432 million in 2007. Included in the region's year-to-date 2007 results was the significant transaction advisory fee earned in the Hotels business. The current revenue contribution from five acquisitions closed in the last 12 months was $6 million and $14 million for the 2008 third quarter and year to date, respectively.

      Management Services revenue in the region was $62 million for the third quarter, an increase of 6 percent, and $180 million for the first nine months of 2008, an increase of 20 percent over the prior year. Transaction Services revenue was $70 million for the third quarter, a decrease of 5 percent from the prior year, and $207 million year to date, a decrease of 25 percent. Capital Markets and Hotels revenue, excluding the 2007 Hotels advisory fee, decreased for the first nine months of 2008 by $28 million or 43 percent. Leasing revenue increased by 11 percent for the third quarter and 26 percent for the first nine months of 2008, compared with 2007.









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JONES LANG LASALLE REPORTS THIRD QUARTER 2008
NET INCOME OF $15 MILLION, $0.43 PER SHARE -- Page 5



      Geographically, the region's most significant third-quarter revenue increases came from Hong Kong, which increased 19 percent, and China, which was up 39 percent. On a year-to-date basis, the growth markets of India and China were the strongest contributors to revenue increases. India increased 41 percent as a result of local market growth and the acquisition that closed in the third quarter of 2007. China increased 37 percent over last year and the core market of Hong Kong grew 15 percent.

      Operating expenses for the region were $133 million for the third quarter of 2008 and $395 million for the first nine months of 2008. With an aggressive focus on costs, operating expenses increased only 4 percent year over year for the quarter in the face of higher occupancy costs from business expansion in growth markets, as well as additional amortization on intangibles from businesses purchased in the last 12 months. The impact of the five acquisitions included in 2008 operating expenses added $6 million to the third quarter and $14 million to the first nine months of 2008.

      The region's EBITDA for the 2008 third quarter and year to date was $4 million and $7 million, respectively. Second-quarter 2008 EBITDA was $8 million.


LASALLE INVESTMENT MANAGEMENT

      LASALLE INVESTMENT MANAGEMENT'S 2008 third-quarter revenue was
      $81 million, compared with $82 million in 2007, and 2008 year-to-date revenue was $261 million, compared with $256 million in 2007. Core revenue growth has continued into the third quarter, marked by a 12 percent increase in Advisory fees to $71 million which largely offset declines in transaction services and equity earnings. Year-to-date Advisory fees increased 25 percent for the first nine months of 2008. This growth in LaSalle Investment Management's annuity business was principally due to a 12 percent increase in assets under management over the prior year, to $52.7 billion, together with Advisory fees generated from committed capital, principally raised in the third and fourth quarters of 2007.

      During the third quarter of 2008, Incentive fees reached $6 million, increasing 5 percent over the same period in 2007. Year-to-date Incentive fees were down 44 percent as compared with the first nine months of 2007, reflecting varied timing of asset sales in prior periods. Incentive fees vary significantly from period to period due to asset sales, the performance of the underlying investments and the contractual timing of the measurement periods for different clients. Currently, asset sales are being impacted by the limited availability of financing.

      LaSalle Investment Management raised $1.1 billion of equity year to date, nearly all completed in the first half of the year, compared with $7.9 billion for the first nine months of 2007. Investments made on behalf of clients in the first nine months of 2008 were $3.6 billion, compared with $7.3 billion in 2007.











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JONES LANG LASALLE REPORTS THIRD QUARTER 2008
NET INCOME OF $15 MILLION, $0.43 PER SHARE -- Page 6



SUMMARY

Organic growth and the successful integration of acquisitions continue to drive the firm's core businesses and globally diverse platform and compensate for ongoing weakness in capital markets. LaSalle Investment Management's financial results reflect its significant annuity-like revenue base, as well as its track record and research-based approach for delivering value for clients. The firm's corporate outsourcing and management services offerings continue to grow as clients seek quality assistance with their real estate services needs. The recent Staubach merger is contributing to strong Americas performance. In the midst of economic uncertainty, the firm is aggressively managing its cost base, including selective staff reductions, while remaining committed to its clients and leadership position across service lines, including Capital Markets and Hotels.




Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives, dividend payments and share repurchases may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2007 and in the Quarterly Report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and in other reports filed with the Securities and Exchange Commission. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.




ABOUT JONES LANG LASALLE

Jones Lang LaSalle (NYSE: JLL) is a financial and professional services firm specializing in real estate. The firm offers integrated services delivered by expert teams worldwide to clients seeking increased value by owning, occupying or investing in real estate. With 2007 global revenue of $2.7 billion, Jones Lang LaSalle serves clients in 60 countries from 750 locations worldwide, including 180 corporate offices. The firm is an industry leader in property and corporate facility management services, with a portfolio of approximately 1.2 billion square feet worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse in real estate with $53 billing of assets under management. For further information, please visit our Web site, www.joneslanglasalle.com.





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JONES LANG LASALLE REPORTS THIRD QUARTER 2008
NET INCOME OF $15 MILLION, $0.43 PER SHARE -- Page 7



CONFERENCE CALL

The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, October 29 at 9:00 a.m. EDT.

To participate in the teleconference, please dial into one of the following phone numbers five to 10 minutes before the start time:

..     U.S. callers:                 +1 877 809 9540

..     International callers:        +1 706 679 7364

..     Pass code:                    68492337


WEBCAST

Follow these steps to listen to the webcast:

1.    You must have a minimum 14.4 Kbps Internet connection

2. Log on to http://www.videonewswire.com/event.asp?id=52172 and follow instructions

3. Download free Windows Media Player software: (link located under registration form)

4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com


SUPPLEMENTAL INFORMATION

Supplemental information regarding the third quarter 2008 earnings call has been posted to the Investor Relations section of the company's Web site: www.joneslanglasalle.com.


CONFERENCE CALL REPLAY

Available: 11:00 a.m. EDT Wednesday, October 29 through Midnight EDT November 6 at the following numbers:

..     U.S. callers:                       +1 800 642 1687

..     International callers:              +1 706 645 9291

..     Pass code:                          68492337


WEB AUDIO REPLAY

Audio replay will be available for download or stream within 24 hours of conference call. This information and link is also available on the company's Web site: www.joneslanglasalle.com.

If you have any questions, call Yvonne Peterson of Jones Lang LaSalle's Investor Relations department at +1 312 228 2919.



                                   #  #  #

                       JONES LANG LASALLE INCORPORATED
                     CONSOLIDATED STATEMENTS OF EARNINGS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
                      (in thousands, except share data)
                                 (Unaudited)


                             THREE MONTHS ENDED     NINE MONTHS ENDED
                               SEPTEMBER 30,          SEPTEMBER 30,
                          ----------------------  ---------------------
                             2008        2007        2008       2007
                          ----------  ----------  ---------- ----------
Revenue                   $  677,084  $  624,151  $1,900,519 $1,790,291

Operating expenses:
  Compensation and
    benefits                 449,186     412,920   1,259,233  1,174,842
  Operating, administra-
    tive and other           154,767     132,828     487,508    375,082
  Depreciation and
    amortization              29,194      13,893      63,908     38,828
  Restructuring charges
    (credits)                 10,461       --         10,273       (411)
                          ----------  ----------  ---------- ----------
      Total operating
        expenses             643,608     559,641   1,820,922  1,588,341
                          ----------  ----------  ---------- ----------

      Operating income        33,476      64,510      79,597    201,950

Interest expense, net of
  interest income             12,496       4,378      17,232     10,046
Gain on sale of
  investments                  --          --          --         6,129
Equity in earnings (loss)
  from unconsolidated
  ventures                      (693)      4,979      (1,938)    11,480
                          ----------  ----------  ---------- ----------
Income before provision
  for income taxes            20,287      65,111      60,427    209,513
Provision for income taxes     5,112      17,384      15,228     55,940
Minority interest,
  net of tax                     171       1,197       1,838      1,197
                          ----------  ----------  ---------- ----------
Net income                $   15,004  $   46,530  $   43,361 $  152,376
                          ==========  ==========  ========== ==========

Net income available to
  common shareholders     $   15,004  $   46,530  $   42,358 $  151,704
                          ==========  ==========  ========== ==========

Basic earnings per
  common share            $     0.44  $     1.44  $     1.30 $     4.73
                          ==========  ==========  ========== ==========
Basic weighted average
  shares outstanding      34,217,379  32,416,773  32,627,905 32,060,102
                          ==========  ==========  ========== ==========

Diluted earnings per
  common share            $     0.43  $     1.38  $     1.25 $     4.50
                          ==========  ==========  ========== ==========
Diluted weighted
  average share
  outstanding             35,035,602  33,610,782  33,965,981 33,701,963
                          ==========  ==========  ========== ==========

EBITDA                    $   61,806  $   82,185  $  138,726 $  256,518
                          ==========  ==========  ========== ==========


Please reference attached financial statement notes.

                       JONES LANG LASALLE INCORPORATED
                          SEGMENT OPERATING RESULTS
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
                               (in thousands)
                                 (Unaudited)



                             THREE MONTHS ENDED     NINE MONTHS ENDED
                               SEPTEMBER 30,          SEPTEMBER 30,
                          ----------------------  ---------------------
                             2008        2007        2008       2007
                          ----------  ----------  ---------- ----------
INVESTOR & OCCUPIER SERVICES
 AMERICAS
  Revenue:
    Transaction services  $  134,176  $   93,242  $  301,599 $  251,001
    Management services      110,802      87,436     294,495    244,388
    Equity earnings            --          1,262          41      1,682
    Other services             9,094       6,026      21,674     18,161
                          ----------  ----------  ---------- ----------
                             254,072     187,966     617,809    515,232

  Operating expenses:
    Compensation,
      operating and
      administrative         220,379     161,285     558,773    450,959
    Depreciation and
      amortization            16,820       6,501      31,363     18,507
                          ----------  ----------  ---------- ----------
                             237,199     167,786     590,136    469,466
                          ----------  ----------  ---------- ----------
    Operating income      $   16,873  $   20,180  $   27,673 $   45,766
                          ==========  ==========  ========== ==========

    EBITDA                $   33,693  $   26,681  $   59,036 $   64,273
                          ----------  ----------  ---------- ----------
 EMEA
  Revenue:
    Transaction services  $  147,436  $  184,061  $  454,307 $  484,102
    Management services       53,655      37,836     160,859    105,100
    Equity earnings (loss)        (3)        174          99        (21)
    Other services             7,473       2,774      12,458      9,542
                          ----------  ----------  ---------- ----------
                             208,561     224,845     627,723    598,723
  Operating expenses:
    Compensation,
      operating and
      administrative         194,693     205,892     605,652    541,448
    Depreciation and
      amortization             7,978       4,704      20,864     13,151
                          ----------  ----------  ---------- ----------
    Operating income      $    5,890  $   14,249  $    1,207 $   44,124
                          ==========  ==========  ========== ==========

    EBITDA                $   13,868  $   18,953  $   22,071 $   57,275
                          ----------  ----------  ---------- ----------












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


                       JONES LANG LASALLE INCORPORATED
                    SEGMENT OPERATING RESULTS - CONTINUED
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
                               (in thousands)
                                 (Unaudited)



                             THREE MONTHS ENDED     NINE MONTHS ENDED
                               SEPTEMBER 30,          SEPTEMBER 30,
                          ----------------------  ---------------------
                             2008        2007        2008       2007
                          ----------  ----------  ---------- ----------
  ASIA PACIFIC
   Revenue:
    Transaction services  $   70,384  $   74,008  $  207,014 $  275,916
    Management services       61,568      58,054     180,087    150,130
    Equity earnings (loss)      (556)        253        (705)       485
    Other services             1,159       1,702       5,337      5,112
                          ----------  ----------  ---------- ----------
                             132,555     134,017     391,733    431,643
  Operating expenses:
    Compensation,
      operating and
      administrative         128,978     124,764     384,938    377,480
    Depreciation and
      amortization             3,634       2,368       9,962      5,998
                          ----------  ----------  ---------- ----------
                             132,612     127,132     394,900    383,478
                          ----------  ----------  ---------- ----------
    Operating income
      (loss)              $      (57) $    6,885  $   (3,167)$   48,165
                          ==========  ==========  ========== ==========

    EBITDA                $    3,577  $    9,253  $    6,795 $   54,163
                          ----------  ----------  ---------- ----------

LASALLE INVESTMENT
 MANAGEMENT
  Revenue:
    Transaction services  $    4,047  $    9,336  $   14,485 $   17,267
    Advisory fees             70,963      63,643     215,647    171,856
    Incentive fees             6,327       6,033      32,557     57,716
    Equity earnings
      (loss)                    (135)      3,290      (1,373)     9,334
                          ----------  ----------  ---------- ----------
                              81,202      82,302     261,316    256,173
  Operating expenses:
    Compensation,
      operating and
      administrative          59,903      53,808     197,378    180,038
    Depreciation and
      amortization               762         319       1,719      1,171
                          ----------  ----------  ---------- ----------
                              60,665      54,127     199,097    181,209
                          ----------  ----------  ---------- ----------
    Operating income      $   20,537  $   28,175  $   62,219 $   74,964
                          ==========  ==========  ========== ==========

    EBITDA                $   21,299  $   28,494  $   63,938 $   76,135
                          ----------  ----------  ---------- ----------

------------------------------------------------------------------------






/continued

                       JONES LANG LASALLE INCORPORATED
                    SEGMENT OPERATING RESULTS - CONTINUED
       FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
                               (in thousands)
                                 (Unaudited)



                             THREE MONTHS ENDED     NINE MONTHS ENDED
                               SEPTEMBER 30,          SEPTEMBER 30,
                          ----------------------  ---------------------
                             2008        2007        2008       2007
                          ----------  ----------  ---------- ----------


    Total segment revenue    676,390     629,130   1,898,581  1,801,771
    Reclassification of
      equity earnings
      (loss)                    (694)      4,979      (1,938)    11,480
                          ----------  ----------  ---------- ----------
       Total revenue      $  677,084  $  624,151  $1,900,519 $1,790,291
                          ==========  ==========  ========== ==========

       Total operating
        expenses before
        restructuring
        charges (credits) $  633,147  $  559,641  $1,810,649 $1,588,752
                          ==========  ==========  ========== ==========

       Operating income
        before restruc-
        turing charges
        (credits)         $   43,937  $   64,510  $   89,870 $  201,539
                          ==========  ==========  ========== ==========



































Please reference attached financial statement notes.

                       JONES LANG LASALLE INCORPORATED
                         CONSOLIDATED BALANCE SHEETS
        SEPTEMBER 30, 2008, DECEMBER 31, 2007 AND SEPTEMBER 30, 2007
                               (in thousands)


                             SEPTEMBER 30,                 SEPTEMBER 30,
                                 2008        DECEMBER 31,      2007
                              (UNAUDITED)       2007        (UNAUDITED)
                             ------------    -----------   ------------
ASSETS
------
Current assets:
  Cash and cash equivalents     $  63,563      $  78,580      $  48,172
  Trade receivables,
    net of allowances             685,639        834,865        656,193
  Notes and other receivables      87,906         52,695         46,433
  Prepaid expenses                 37,734         26,148         29,348
  Deferred tax assets              63,576         64,872         52,382
  Other assets                     10,819         13,816         30,010
                               ----------     ----------     ----------
      Total current assets        949,237      1,070,976        862,538

Property and equipment, at cost,
  less accumulated depreciation   220,068        193,329        165,484
Goodwill, with indefinite
  useful lives                  1,479,596        694,004        617,748
Identified intangibles,
  with finite useful lives,
  at cost, less accumulated
  amortization                     72,737         41,670         40,055
Investments in real estate
  ventures                        180,589        151,800        134,076
Long-term receivables              53,170         33,219         32,884
Deferred tax assets                38,289         58,584         41,512
Other assets                       47,979         48,292         48,288
                               ----------     ----------     ----------
                               $3,041,665     $2,291,874     $1,942,585
                               ==========     ==========     ==========

LIABILITIES AND
SHAREHOLDERS' EQUITY
--------------------
Current liabilities:
  Accounts payable and
    accrued liabilities        $  352,262       $302,976     $  194,971
  Accrued compensation            352,305        655,895        470,731
  Short-term borrowings            18,668         14,385         34,520
  Deferred tax liabilities          5,131            727          2,245
  Deferred income                  29,101         29,756         25,541
  Deferred business
  acquisition obligations          43,332         45,363         19,400
  Other liabilities                78,466         60,193         44,661
                               ----------     ----------     ----------
      Total current
        liabilities               879,265      1,109,295        792,069

Long-term liabilities:
  Credit facilities               543,209         29,205         83,561
  Deferred tax liabilities          5,474          6,577          6,978
  Deferred compensation            39,823         46,423         49,937
  Pension liabilities               1,765          1,096         20,581
  Deferred business
    acquisition obligations       370,269         36,679         27,774
  Minority shareholder
  redemption liability             44,080          --             --
  Other liabilities                64,198         43,794         43,254
                               ----------     ----------     ----------
      Total liabilities         1,948,083      1,273,069      1,024,154

/continued

                       JONES LANG LASALLE INCORPORATED
                   CONSOLIDATED BALANCE SHEETS - CONTINUED
        SEPTEMBER 30, 2008, DECEMBER 31, 2007 AND SEPTEMBER 30, 2007
                               (in thousands)



                             SEPTEMBER 30,                 SEPTEMBER 30,
                                 2008        DECEMBER 31,      2007
                              (UNAUDITED)       2007        (UNAUDITED)
                             ------------    -----------   ------------

Minority interest                   3,970          8,272         10,236

Shareholders' equity:
  Common stock, $.01 par
    value per share,
    100,000,000 shares
    authorized; 34,491,093,
    31,722,587 and 37,022,323
    shares issued and
    outstanding as of
    September 30, 2008,
    December 31, 2007 and
    September 30, 2007,
    respectively                      345            317            370
  Additional paid-in capital      572,241        441,951        664,791
  Retained earnings               510,911        484,840        396,234
  Stock held by subsidiary          --             --          (219,359)
  Stock held int rust              (3,480)        (1,930)        (1,894)
  Accumulated other
    comprehensive income            9,595         85,355         68,053
                               ----------     ----------     ----------
      Total shareholders'
        equity                  1,089,612      1,010,533        908,195
                               ----------     ----------     ----------
                               $3,041,665     $2,291,874     $1,942,585
                               ==========     ==========     ==========
































Please reference attached financial statement notes.

                       JONES LANG LASALLE INCORPORATED
              SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
                               (in thousands)
                                 (Unaudited)




                                                   NINE MONTHS ENDED
                                                    SEPTEMBER 30,
                                               ------------------------
                                                  2008          2007
                                               ----------    ----------

Cash (used in) provided by
  operating activities                         $ (113,122)   $  153,418

Cash used in investing activities                (391,798)     (150,622)

Cash provided by (used in)
  financing activities                            489,903        (5,236)
                                               ----------    ----------

      Net decrease in cash and
        cash equivalents                          (15,017)       (2,440)

Cash and cash equivalents,
  beginning of period                              78,580        50,612
                                               ----------    ----------
Cash and cash equivalents, end
  of period                                    $   63,563    $   48,172
                                               ==========    ==========





































Please reference attached financial statement notes.

                       JONES LANG LASALLE INCORPORATED
                          Financial Statement Notes


1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

      Below is a reconciliation of net income to EBITDA (in thousands):

                             THREE MONTHS ENDED     NINE MONTHS ENDED
                               SEPTEMBER 30,          SEPTEMBER 30,
                          ----------------------  ---------------------
                             2008        2007        2008       2007
                          ----------  ----------  ---------- ----------

Net income                $   15,004  $   46,530  $   42,358   $151,704

Add:
Interest expense, net
  of interest income          12,496       4,378      17,232     10,046
Provision for income
  taxes                        5,112      17,384      15,228     55,940
Depreciation and
  amortization                29,194      13,893      63,908     38,828
                          ----------  ----------  ---------- ----------
EBITDA                    $   61,806  $   82,185  $  138,726 $  256,518
                          ==========  ==========  ========== ==========

Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                             THREE MONTHS ENDED     NINE MONTHS ENDED
                               SEPTEMBER 30,          SEPTEMBER 30,
                          ----------------------  ---------------------
                             2008        2007        2008       2007
                          ----------  ----------  ---------- ----------

Net cash provided by
  (used in) operating
  activities               $  60,085  $  133,115  $ (113,122)$  153,418

Add:
Interest expense, net
  of interest income          12,496       4,378      17,232     10,046
Change in working
  capital and non-cash
  expenses                   (15,887)    (72,692)    219,388     37,114
Provision for income
  taxes                        5,112      17,384      15,228     55,940
                          ----------  ----------  ---------- ----------
EBITDA                    $   61,806  $   82,185  $  138,726 $  256,518
                          ==========  ==========  ========== ==========




/continued

                       JONES LANG LASALLE INCORPORATED
                    Financial Statement Notes - Continued



2. For purposes of segment operating results, the allocation of restructuring credits to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.


3. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, to be filed with the Securities and Exchange Commission shortly.

4.    EMEA refers to Europe, Middle East, and Africa.

ATTACHMENT:


SUPPLEMENTAL INFORMATION
THIRD QUARTER 2008 EARNINGS CALL